Exhibit 99.1

  Catalyst Semiconductor Profitable For 5th Consecutive Fiscal Year
                  And All 4 Quarters of Fiscal 2003

    SUNNYVALE, Calif.--(BUSINESS WIRE)--May 29, 2003--Catalyst Semiconductor, Inc. (NASDAQ:CATS), a developer and marketer of programmable products used in telecommunications, networking systems, computation, automotive, industrial and consumer markets, today reported financial results for its fourth quarter and fiscal year ended April 30, 2003.
    For the quarter ended April 30, 2003, Catalyst had net income of $4.0 million, or $0.22 per diluted share, on revenues of $12.5 million. This compares with net income of $314,000, or $0.02 per diluted share, on revenues of $11.2 million in the third fiscal quarter of fiscal 2003, and net income of $1.2 million, or $0.06 per diluted share, on revenues of $12.5 million in the fourth quarter of fiscal 2002. The Company was profitable during each of the quarters in fiscal 2003.
    During the fourth quarter of fiscal 2003, the Company recorded a tax benefit of $2.7 million as compared to a tax provision of $445,000 in the fourth quarter of fiscal 2002 and $167,000 in the third quarter of fiscal 2003. A majority of the tax benefit resulted from recognition of previously reserved deferred tax assets as a result of the Company's sustained profitability and increasing expectation of further tax benefits. The amount recorded this quarter represents a limited portion of the tax benefits that could be utilized in future years if profitability continues and other conditions are favorable.
    As of April 30, 2003, Catalyst had cash, cash equivalents and short-term investments of $27.9 million, a decrease of $2.0 million versus the previous quarter. During the quarter, the Company repurchased 631,500 shares of its common stock on the open market at an average cost of $2.50 per share, or $1,576,000. Stockholders' equity increased during the quarter by $2.9 million to $42.4 million, or $2.60 per share outstanding at the end of the quarter.

    Fiscal Year Results

    For fiscal 2003, Catalyst reported net income of $6.3 million, or $0.34 per diluted share, on revenues of $48.2 million. This compares with net income of $770,000, or $0.04 per diluted share, on revenues of $42.8 million in fiscal 2002. This is the fifth consecutive fiscal year that Catalyst has been profitable.

    Management Comments

    "Our fourth fiscal quarter revenues and bottom line before adjustments reflected increased demand for our products, particularly in markets in Japan. We also continue to see signs that prices are deteriorating more slowly," said Gelu Voicu, President and CEO.
    "Gross margin for the fourth quarter of fiscal 2003 was 42.3 percent as compared to 41.5 percent in the fourth quarter of 2002, and
36.7 percent in the third quarter of fiscal 2003. Gross margin for the fourth quarter of fiscal 2003 was favorably impacted by reduced product costs and sale of some previously reserved inventory. As compared to the third quarter of fiscal 2003, selling, general and administration expenses increased by 10 percent while research and development expenses increased by 16 percent, largely reflecting an increase to our personnel related expenses.
    "During the fourth quarter we added four new products to our line of digitally programmable potentiometers. In addition, the first product of our new family of analog power products was introduced, which will reduce the cost and simplify the task of providing a negative voltage for contrast control in color LCD displays. The color LCD display market will be a major focus for Catalyst Semiconductor in the months ahead. Catalyst is planning to introduce new analog mixed-signal products at a sustained rate throughout the rest of the year, along with continued additions to the company's memory families. Extensive field sales training has been underway for some weeks in anticipation of the sustained new product introductions," Voicu continued.

    Outlook

    "We are projecting revenues for the first quarter of fiscal 2004 to be slightly ahead of the fourth quarter while we continue making progress in reducing our manufacturing costs. More new products in both analog/mixed signal and non-volatile memories will be introduced and the first customer qualifications for our new analog power products should lead to additional bookings. At the same time, we are maintaining our emphasis on R&D expenses to continue the new product effort and plan increases in marketing expenses to promote those products and increase our customer involvement. As a result, we expect to maintain our string of consecutive quarters of profitability," said Voicu.

    Investor Conference Call

    The Company will conduct a conference call on the fourth fiscal quarter and fiscal year results beginning at 2:00 p.m. (Pacific Time) today. The call will be available to all investors and media via the company's Web site www.catalyst-semiconductor.com, at www.companyboardroom.com, or by dialing 800-886-8681 (domestic only). A replay of the call will be aired from approximately 4:00 p.m. today until 4:00 p.m. (Pacific) on June 6th at the company's Web site or by dialing (800) 633-8284, entering reservation number 21145094 and following operator instructions.

    About Catalyst Semiconductor

    Founded in 1985, Catalyst Semiconductor, Inc. is headquartered in Sunnyvale, California. The Company designs and markets a broad range of programmable products including Flash Memories, Serial and Parallel EEPROMs with I2C, SPI and Microwire interfaces, NVRAM, Digitally Programmable Potentiometers, Microcontroller Supervisory circuits and other programmable Mixed Signal products. Catalyst products are used in telecommunications, networking systems, computation, automotive, industrial and consumer markets. Typical applications include optical networks, modems, wireless LANs, network cards, PC BIOS, DIMM modules, cellular telephones, digital satellite box receivers, set-top boxes and Internet routers. Catalyst's Quality Management System is ISO 9001 certified. For additional information about Catalyst Semiconductor, visit our web site at www.catalyst-semiconductor.com.

    Certain statements in this press release, including statements regarding the tax benefits in future years; the future deterioration of prices for Catalyst's products; the cost reductions and simplification of certain procedures that Catalyst' new family of analog power products will provide; the introduction of new analog mixed signal products throughout the rest of the fiscal year; customers requests for new products; customer qualifications for our newly introduced analog power products; increases in research and development and marketing expenses and the slight increase in revenue for the first quarter of fiscal 2004 are forward looking statements that are subject to risks and uncertainties. These risks and uncertainties, which could cause the forward looking statements and Catalyst's results to differ materially, include, without limitation: continued poor economic conditions in the U.S. and foreign markets, particularly in the semiconductor industry; increased competition in the markets for the Catalyst's products leading to decreased average selling prices; the continued growth of the markets for Catalyst's products; potential errors, latent defects, design flaws or other problems with any of Catalyst's products; volatility in supply and demand for Catalyst's products which would adversely affect revenues and market prices; price and availability of foundry services, assembly and test subcontract capacity which are required to meet Catalyst's financial targets and/or meet backlog requirements; timing, future development, cost and market acceptance of our new products and the other risks detailed from time to time in Catalyst's Securities and Exchange Commission filings and reports, including, but not limited to, Catalyst's quarterly reports filed on form 10-Q. Catalyst disclaims any obligation to update information contained in any forward looking statement.

                     CATALYST SEMICONDUCTOR, INC.
            UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
                            (in thousands)

                                      April 30, 2003   April 30, 2002
                                     ----------------- ---------------
               ASSETS
Current assets:
 Cash and cash equivalents                   $7,828         $26,295
 Short-term investments                      20,078             ---
 Accounts receivable, net                     7,863           8,929
 Inventories                                  8,423           8,749
 Deferred tax assets                          1,914             ---
 Other assets                                 1,146           1,503
                                     ----------------- ---------------
     Total current assets                    47,252          45,476

Property and equipment, net                   3,091           2,414
Other assets                                    245              34
                                     ----------------- ---------------
     Total assets                           $50,588         $47,924
                                     ================= ===============

     LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Accounts payable                            $3,692          $5,113
 Accrued expenses                             3,126           2,481
 Deferred gross profit on shipments
  to distributors                             1,417           1,702
                                     ----------------- ---------------
     Total current liabilities                8,235           9,296

Other credits                                   ---           3,262
                                     ----------------- ---------------
     Total liabilities                        8,235          12,558

Total stockholders' equity                   42,353          35,366
                                     ----------------- ---------------
     Total liabilities and
      stockholders' equity                  $50,588         $47,924
                                     ================= ===============


                     CATALYST SEMICONDUCTOR, INC.
       UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                 (in thousands, except per share data)

                             Three Months Ended    Fiscal Year Ended
                            April 30, April 30,   April 30,  April 30,
                               2003       2002      2003       2002
                           ---------------------- --------------------

Net revenues                  $12,510    $12,455    $48,221   $42,791

Cost of revenues                7,214      7,281     28,396    27,158
                           -----------  --------- ---------- ---------
Gross profit                    5,296      5,174     19,825    15,633

Research and development
 expense                        1,470      1,190      5,223     4,380
Selling, general and
 administration expense         2,687      2,401     10,020    10,652
                           -----------  --------- ---------- ---------
Operating income                1,139      1,583      4,582       601

Net interest income               145         74        382       663
                           -----------  --------- ---------- ---------
Income before taxes             1,284      1,657      4,964     1,264

Income tax provision
 (benefit)                     (2,717)       445     (1,354)      494
                           -----------  --------- ---------- ---------

Net income                     $4,001     $1,212     $6,318      $770
                           ===========  ========= ========== =========

Net income per share:
    Basic                       $0.24      $0.07      $0.38     $0.04
                           ===========  ========= ========== =========

    Diluted                     $0.22      $0.06      $0.34     $0.04
                           ===========  ========= ========== =========

Weighted average common
 shares outstanding:
    Basic                      16,444     18,205     16,721    17,829
                           ===========  ========= ========== =========

    Diluted                    17,881     20,767     18,339    20,439
                           ===========  ========= ========== =========

    CONTACT: Catalyst Semiconductor
             Joan Vargas, 408/542-1051 (Investor Relations) joan.vargas@catsemi.com